Exhibit 99 (a)
FOR IMMEDIATE RELEASE
November 17, 2005
THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2005
     BURBANK, Calif. — The Walt Disney Company today reported earnings for the fourth quarter and fiscal year ended October 1, 2005. Diluted earnings per share (EPS) for the year were $1.24 before the cumulative effect of an accounting change relating to the valuation of certain FCC licenses. EPS for the year after the cumulative effect of the accounting change was $1.22. These results included, as previously disclosed, fair-value based stock option expense of $0.08 per share. EPS before the cumulative effect of the accounting change relating to FCC licenses and excluding the effect of the new stock option expense rule increased 18% to $1.32 for the year compared to $1.12 reported in the prior year. Also included in both fiscal years are certain items as presented in Table A that had a favorable impact of $0.03 per share on fiscal 2005 and $0.04 per share on fiscal 2004.
     For the fourth quarter, EPS before the cumulative effect of the accounting change relating to FCC licenses was $0.20. EPS after the cumulative effect of the accounting change for the quarter was $0.19. EPS before the cumulative effect of the accounting change and adjusted to exclude the effect of the new stock option expense rule decreased 8% to $0.23 for the quarter from $0.25 reported in the prior year quarter.

However, also included in the fourth quarter of both fiscal years are certain items presented in Table A, which had a favorable impact of $0.03 per share in fiscal 2005 and $0.06 per share in fiscal 2004.
     “We are pleased to report another year of strong double-digit growth in earnings per share, providing further evidence that our strategy to achieve growth through great creative content, global expansion and the application of new technology is working,” said Robert Iger, President and CEO of The Walt Disney Company.
     “Advances in technology have changed how content is created, distributed and consumed,” continued Mr. Iger. “As a modern media company Disney is well positioned to take advantage of these changes by continuing to develop strong content and leverage that content across our businesses and new technologies. Our agreement with Apple to make programming available on the iPOD is a fitting example of our efforts in that regard. As the media landscape continues to change, our creative excellence and consumer focus will enable us to continue delivering benefits to shareholders.”

     The following table summarizes the full year and fourth quarter results for fiscal 2005 and 2004 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	Oct. 1,	Sept. 30,	%	Oct. 1,	Sept. 30,	%
	2005 (2)	2004	Change	2005(2)(3)	2004	Change
Revenues	$31,944	$30,752	4%	$7,734	$7,543	3%
Segment operating income (1)	$4,654	$4,488	4%	$760	$899	(15)%
Income before the cumulative effect of accounting change	$2,569	$2,345	10%	$415	$516	(20)%
Net income	$2,533	$2,345	8%	$379	$516	(27)%
Diluted EPS before the cumulative effect of accounting change	$1.24	$1.12	11%	$0.20	$0.25	(20)%
Diluted EPS	$1.22	$1.12	9%	$0.19	$0.25	(24)%
Diluted EPS before the cumulative effect and adjusted to exclude stock option expense (1)	$1.32	$1.12	18%	$0.23	$0.25	(8)%

(1)	Aggregate segment operating income and earnings adjusted to exclude the effect of the new stock option expense rule are not financial measures defined by Generally Accepted Accounting Principles (GAAP) in the United States (non-GAAP financial measure). See the discussion of non-GAAP financial measures that follows below.

(2)	Fiscal 2005 includes stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

(3)	The cumulative effect of accounting change was $0.02 per share for both the quarter and the year. The difference between EPS before and after the cumulative effect of the accounting change for the quarter does not equal $0.02 per share due to rounding.
Cash Flow
     The Company generated $4.3 billion in cash flow from operations in fiscal 2005 compared to $4.4 billion in fiscal 2004. Free cash flow for fiscal 2005 totaled $2.4 billion compared to $2.9 billion in fiscal 2004. The decrease was primarily due to an increase in investments in parks, resorts and other property, which increased to $1.8 billion from $1.4 billion, primarily due to an increase of $340 million in spending at Hong Kong Disneyland. The prior year only includes investments in parks, resorts and other property at Euro Disney and Hong Kong Disneyland for the six months commencing April 1, 2004 when the Company began consolidating those entities.
     Cash provided by operations and free cash flow are detailed below (in millions):

	Year Ended
	Oct. 1,	Sept. 30,
	2005	2004	Change
Cash provided by operations	$4,269	$4,370	$(101)
Investments in parks, resorts and other property	(1,823)	(1,427)	(396)

Free cash flow (1)	$2,446	$2,943	$(497)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.
Share Repurchases
     During the fiscal year, the Company repurchased 91 million shares for $2.4 billion of which 42 million shares ($1.0 billion) were repurchased in the fourth quarter. As of October 1, 2005, the Company had authorization in place to repurchase approximately 225 million additional shares, of which the Company has repurchased just under 40 million shares for $959 million subsequent to year-end through November 16, 2005.
Accounting Changes
Cumulative Effect of Accounting Change
     The Company adopted Emerging Issues Task Force Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (D-108), in the fourth quarter of fiscal 2005. D-108 requires that the Company perform a direct valuation of FCC licenses that were originally valued under the residual method. The direct valuation was less than the recorded value of certain of our FCC licenses, and the Company recorded a non-cash charge of $57 million ($36 million after-tax or $0.02 per share), as a cumulative effect of a change in accounting principle.
Adoption of Stock Option Expense Accounting Rule
     The Company began expensing employee stock options pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), under the modified retrospective method in the fourth quarter of fiscal 2005. Under the modified retrospective method the full-year results for fiscal 2005 are being reported as though stock options had been expensed starting with the beginning of fiscal 2005. The application of the modified retrospective method does not affect the financial statements for fiscal years prior to 2005. The first three quarters of fiscal 2005 have been restated to reflect the adoption of SFAS 123R. The after-tax stock option expense impact for fiscal 2005 was $0.08 per share, of which $0.02 relates to the fourth quarter. See Tables B and C for quarterly and full year operating results for fiscal 2005 adjusted to exclude the effect of adopting the new stock option expense rule. Fiscal 2005 results adjusted to exclude the impact of adopting SFAS 123R is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures below.
Operating Results
Media Networks
     Media Networks revenues for the year increased 12% to $13.2 billion and segment operating income increased from $2.2 billion to $2.7 billion. Segment operating income, adjusted to exclude stock option expense, increased 31% to $2.8 billion for the year. For the quarter, revenues increased 16% to $3.4 billion and segment operating income increased from $448 million to $632 million. Segment operating income, adjusted to exclude stock option expense, increased 47% to $659 million for the quarter. See Table D for further detail of Media Networks results.
Cable Networks
     Operating income at Cable Networks increased from $1.92 billion to $2.29 billion for the year. Operating income, adjusted to exclude stock option expense, increased 21% to $2.32 billion due to growth at ESPN. The growth at ESPN was primarily due to an increase in affiliate revenues resulting from higher contractual rates and subscriber growth and increased advertising revenues due to higher rates. These increases were partially offset by higher general and administrative expenses, production costs and investments in new initiatives, including ESPN branded mobile phone service.
     For the quarter, operating income at Cable Networks increased from $523 million to $584 million. Operating income, adjusted to exclude stock option expense, increased 14% to $594 million driven by growth at ESPN, partially offset by a decline at ABC Family Channel due to higher programming expenses. The increase at ESPN was driven by higher affiliate revenue from increased contractual rates and recognition of previously deferred revenues related to annual programming commitments, partially offset by higher general and administrative expenses and investments in new initiatives, including ESPN branded mobile phone service.

Broadcasting
     Operating income at Broadcasting increased from $245 million to $464 million for the year. Operating income, adjusted to exclude stock option expense, increased by $283 million to $528 million primarily due to improved performance at the ABC Television Network and Television Production and Distribution. The increase at the ABC Television Network was primarily due to higher primetime advertising revenue resulting from higher ratings and rates. The growth at Television Production and Distribution was driven by the syndication of My Wife and Kids and international sales of Lost and Desperate Housewives.
     For the quarter, Broadcasting reported operating income of $48 million compared to a loss of $75 million in the fourth quarter of 2004. Operating income, adjusted to exclude stock option expense, increased by $140 million to $65 million primarily due to improved performance at Television Production and Distribution and the ABC Television Network. The growth at Television Production and Distribution was driven by the syndication of My Wife and Kids. The increase at the ABC Television Network was driven by higher primetime advertising revenue from higher ratings.
Parks and Resorts
     Parks and Resorts revenues for the year increased 16% to $9.0 billion and segment operating income increased from $1.1 billion to $1.2 billion. The year included an extra six months of operations of Euro Disney and Hong Kong Disneyland, as detailed below. Excluding the results of Euro Disney and Hong Kong Disneyland for the first six months of fiscal 2005 and excluding the impact of stock option expense, revenue grew 8% or

$601 million, and segment operating income increased 13% or $147 million for the year.
     For the quarter, revenues increased 9% to $2.4 billion and segment operating income increased from $282 million to $309 million. Segment operating income for the quarter, adjusted to exclude the impact of stock option expense, increased 14% to $321 million.
     For the year and the quarter, operating income growth was primarily due to improvements at the Walt Disney World and Disneyland Resorts, partially offset by increased pre-opening costs at Hong Kong Disneyland.
Walt Disney World
     Operating income growth at Walt Disney World for the year was primarily due to higher hotel occupancy and increased attendance and guest spending at the theme parks, partially offset by increased costs. Increased occupancy reflected increased visitation to the resort reflecting the ongoing recovery in travel and tourism and the popularity of Disney as a travel destination and the availability of additional rooms in both the first and second quarters of the prior year. Additionally, during the third quarter of fiscal 2005, the Company launched two programs, Disney’s Magical Express and Extra Magic Hours, which are designed to increase occupancy at the Walt Disney World hotels. Increased attendance for the year was driven by the Happiest Celebration on Earth promotion which celebrates the 50th anniversary of Disneyland. Higher guest spending at the theme parks reflected ticket price increases and fewer promotional offers compared to the prior year. Higher costs at Walt Disney World for the year were primarily due to higher volume-related expenses, increased costs associated with new attractions and service programs and information technology, and higher fixed costs. For the quarter, operating income growth was driven by increased sales at Disney’s Vacation Club and higher attendance, partially offset by lower guest spending at the theme parks.
Disneyland Resort
     Operating income growth at the Disneyland Resort for both the year and the quarter was primarily due to higher guest spending and theme park attendance, partially offset by higher costs. Higher guest spending and theme park attendance were primarily due to increased ticket prices and the 50th anniversary celebration, respectively. Higher costs were primarily due to increased volume-related expenses, marketing and sales costs, and fixed costs.
Euro Disney and Hong Kong Disneyland
     The Company began consolidating the results of Euro Disney and Hong Kong Disneyland at the beginning of the third quarter of fiscal 2004. Fiscal 2005 therefore reflected a full year of operations of these entities compared to only six months in fiscal 2004. The impact of an additional six months of operations in fiscal 2005 accounted for a $672 million increase, or 8%, in Parks and Resorts revenue and a decrease of $50 million in operating income for the year. See Tables F, G and H for the impact of consolidating Euro Disney and Hong Kong Disneyland.
Studio Entertainment
     Studio Entertainment revenues for the year decreased 13% to $7.6 billion and segment operating income decreased from $662 million to $207 million. Segment operating income, adjusted to exclude stock option expense, decreased $414 million to $248 million for the year. For the quarter, revenues decreased 20% to $1.5 billion and segment operating income decreased to a loss of $313 million. Segment operating income, adjusted to exclude stock option expense, decreased $327 million to a loss of $304 million for the quarter.
     Lower segment operating income for the year was primarily due to a decline in worldwide home entertainment (home video), partially offset by an improvement in domestic theatrical motion picture distribution and lower film cost write-downs.
     The decline in worldwide home entertainment was due to an overall decline in unit sales resulting from a lower performing slate of current year titles, including a decline in the ratio of home video unit sales to the related total domestic box-office results for feature films. Successful current year titles included Disney/Pixar’s The Incredibles and National Treasure while the prior year included Disney/Pixar’s Finding Nemo, Pirates of the Caribbean and The Lion King Platinum Release.
     The improvement in domestic theatrical motion picture distribution was due to the stronger performances of current year titles, which included The Incredibles, National Treasure and The Pacifier, as compared to the prior year, which included Home on the Range, The Alamo and King Arthur.
     Lower results for the quarter were driven by a decline at Miramax, lower unit sales in worldwide home entertainment and higher film cost write-downs. The decline at Miramax was primarily due to an increased number of releases in the domestic theatrical market, where losses are typically incurred, coupled with disappointing results for a number of those titles.

Consumer Products
     Consumer Products revenues for the year decreased 15% to $2.1 billion and segment operating income decreased from $534 million to $520 million. Segment operating income, adjusted to exclude stock option expense, increased 1% to $540 million for the year. Revenues for the quarter decreased 16% to $519 million and segment operating income decreased from $146 million to $132 million. Segment operating income, adjusted to exclude stock option expense, decreased 6% to $137 million for the quarter.
     The overall decline in segment revenue was primarily due to the sale of The Disney Store North America in November 2004. The increase in operating income for the year was primarily due to growth in Merchandise Licensing, partially offset by a decrease at The Disney Store. The Merchandise Licensing increase was due to higher licensee sales across all lines of business and the recognition of contractual minimum guarantee revenues. The decrease at The Disney Store was due to the sale of the North American stores and a decline at The Disney Store Europe driven by softness in the United Kingdom retail market.
     Lower segment operating income for the quarter was due to increased product development spending at Buena Vista Games, the sale of The Disney Store North America and a decline at The Disney Store Europe. These declines were partially offset by an increase at Merchandise Licensing due to the recognition of contractual minimum guarantee revenues and higher licensee sales across all lines of business.

Corporate and Unallocated Shared Expenses
     Corporate and unallocated shared expenses increased from $428 million to $536 million for the year and from $144 million to $157 million for the quarter. Corporate and unallocated shared expenses, adjusted to exclude stock option expense, increased 14% to $486 million for the year and were flat at $144 million for the quarter. The increase for the year was primarily due to favorable developments in legal matters that reduced expenses in the prior year.
Net Interest Expense
     Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	Oct. 1,	Sept. 30,	Oct. 1,	Sept. 30,
	2005	2004	2005	2004
Interest expense	$(605)	$(629)	$(149)	$(167)
Delta Air Lines, Inc. leveraged lease investment write-off	(101)	(16)	(101)	(16)
Interest and investment income	48	28	17	12
Gain on restructuring of Euro Disney debt	61	—	—	—

Net interest expense	$(597)	$(617)	$(233)	$(171)

     Net interest expense for the current year included a $101 million write-off of our leveraged lease investment in Delta Air Lines, Inc. in the fourth quarter and a gain on Euro Disney’s debt restructuring in the second quarter. Excluding these items, net interest expense decreased for the year and quarter primarily due to lower average debt balances, partially offset by higher effective interest rates.
Equity in the Income of Investees
     Income from equity investees, consisting primarily of A&E Television Network, Lifetime Television and E! Entertainment Television,

increased 30% to $483 million for the year and 67% to $120 million for the quarter. The increase for the year was due to the absence of equity losses from Euro Disney which was accounted for under the equity method through the second quarter of fiscal year 2004 and higher affiliate revenue at Lifetime Television. The current quarter increase was due to higher revenues at Lifetime Television.
Income Taxes
     The effective income tax rate was 31.1% for the year and 3.3% for the quarter compared to 32.0% and 10.0% for the prior year and prior-year quarter, respectively. The effective tax rate reflected the release of reserves as a result of the favorable resolution of certain tax matters in the fourth quarter of both fiscal 2005 and fiscal 2004 and in the first quarter of fiscal 2005. The effective tax rates for the current year and current quarter were also favorably impacted by a one-time deduction permitted under the American Jobs Creation Act of 2004 related to the repatriation of foreign earnings. Excluding these benefits, the effective income tax rate was 35.1% and 35.2% for the year and prior year, respectively.
Reporting Period Change
     Effective with the beginning of fiscal 2005 and in connection with the completion of the Company’s implementation of new company-wide accounting systems in late fiscal 2004, the Company changed its reporting period from a calendar period end to a period end that coincides with the cut off of the Company’s accounting systems. The accounting systems cut off on the Saturday closest to the calendar quarter end. Accordingly, the fourth quarter of fiscal 2005 began on July 3, 2005 and ended on October 1, 2005, whereas the fourth quarter of the prior year began on July 1, 2004 and ended on September 30, 2004. Therefore, there was one less reporting day for the current-year quarter which had an unfavorable diluted earnings per share impact of approximately $0.01 on quarter-over-quarter earnings comparisons. The number of reporting days for the fiscal years was the same.
Borrowings
     Total borrowings and net borrowings are detailed below (in millions):

	Oct. 1,	Sept. 30,
	2005	2004	Change
Current portion of borrowings (1)	$2,310	$4,093	$(1,783)
Long-term borrowings (1)	10,157	9,395	762

Total borrowings	12,467	13,488	(1,021)
Less: cash and cash equivalents	(1,723)	(2,042)	319

Net borrowings (2)	$10,744	$11,446	$(702)

(1)	The decrease in the current portion of borrowings is primarily due to the reclassification of Euro Disney’s debt of $2.2 billion in the second quarter from short-term to long-term consistent with the terms of the Euro Disney financial restructuring as the debt is no longer subject to acceleration by the lenders.

(2)	Net borrowings is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
     The decrease in net borrowings was due to the repayment of maturing medium-term notes, partially offset by increased commercial paper borrowings. The total borrowings shown above include $2,953 million and $2,766 million attributable to Euro Disney and Hong Kong Disneyland as of October 1, 2005 and September 30, 2004, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $535 million and $312 million as of October 1, 2005 and September 30, 2004, respectively.
Capital Expenditures
     Investments in parks, resorts and other property by segment are as follows (in millions):

	Year Ended
	Oct. 1,	Sept. 30,
	2005	2004
Media Networks	$228	$221
Parks and Resorts:
Domestic	726	719
International(1)	711	289
Studio Entertainment	37	39
Consumer Products	10	14
Corporate and unallocated	111	145

	$1,823	$1,427

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s capital expenditures for all periods since the Company began consolidating the results of operations and cash flows of these two businesses beginning April 1, 2004.
Non-GAAP Financial Measures
     This earnings release presents net borrowings, free cash flow, aggregate segment operating income and earnings information for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule, all of which are important financial measures for the Company but are not GAAP-defined measures.
Net borrowings — The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
Earnings information for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule —The Company’s adoption of SFAS 123R on a modified retrospective basis for fiscal 2005 means that the fiscal 2005 GAAP results for each quarter and for the year as a whole are not comparable to the GAAP results for fiscal 2004, because the GAAP results for fiscal 2005 include stock option expense on a fair value basis, but the results for fiscal 2004 do not. The Company uses earnings information for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule to provide a comparable basis for evaluating changes in the operations of each segment between fiscal years 2004 and 2005 and for the Company as a whole. The Company believes that providing a comparable basis assists it in assessing the Company’s performance and in planning, forecasting and analyzing future periods. The Company believes this measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
     These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, aggregate segment operating income and earnings information for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule as we have calculated them may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS
     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including international, political, health concern, weather related and military developments, technological developments and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.
     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 under the heading “Factors that may affect forward-looking statements.”

The Walt Disney Company
CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Year Ended		Quarter Ended
	Oct. 1,	Sept. 30,	Oct. 1,	Sept. 30,
	2005	2004	2005	2004
Revenues	$31,944	$30,752	$7,734	$7,543

Costs and expenses	(27,837)	(26,704)	(7,134)	(6,792)

Gain on sale of businesses and restructuring and impairment charges	(6)	(64)	(6)	(5)

Net interest expense	(597)	(617)	(233)	(171)

Equity in the income of investees	483	372	120	72

Income before income taxes, minority interests and the cumulative effect of accounting change	3,987	3,739	481	647

Income taxes	(1,241)	(1,197)	(16)	(65)

Minority interests	(177)	(197)	(50)	(66)

Income before the cumulative effect of accounting change	2,569	2,345	415	516

Cumulative effect of accounting change	(36)	—	(36)	—

Net income	$2,533	$2,345	$379	$516

Earnings per share before the cumulative effect of accounting change:
Diluted(1)(2)	$1.24	$1.12	$0.20	$0.25

Basic	$1.27	$1.14	$0.21	$0.25

Earnings per share:
Diluted(1)(2)	$1.22	$1.12	$0.19	$0.25

Basic	$1.25	$1.14	$0.19	$0.25

Average number of common and common equivalent shares outstanding:
Diluted	2,089	2,106	2,053	2,105

Basic	2,028	2,049	1,995	2,050

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $21 million and $5 million for the year and quarter ended October 1, 2005, respectively, and $21 million and $6 million for the year and quarter ended September 30, 2004, respectively.

(2)	The cumulative effect of accounting change was $0.02 per share for both the quarter and the year. The difference between EPS before and after the cumulative effect of the accounting change for the quarter does not equal $0.02 per share due to rounding.

The Walt Disney Company
SEGMENT RESULTS
(unaudited, in millions)

	Year Ended			Quarter Ended
	Oct. 1,	Sept. 30,	%	Oct. 1,	Sept. 30,	%
	2005	2004	Growth	2005	2004	Growth
Revenues:
Media Networks	$13,207	$11,778	12%	$3,352	$2,887	16%
Parks and Resorts	9,023	7,750	16%	2,360	2,162	9%
Studio Entertainment	7,587	8,713	(13)%	1,503	1,876	(20)%
Consumer Products	2,127	2,511	(15)%	519	618	(16)%

	$31,944	$30,752	4%	$7,734	$7,543	3%

Segment operating income (loss):
Media Networks	$2,749	$2,169	27%	$632	$448	41%
Parks and Resorts	1,178	1,123	5%	309	282	10%
Studio Entertainment	207	662	(69)%	(313)	23	nm
Consumer Products	520	534	(3)%	132	146	(10)%

	$4,654	$4,488	4%	$760	$899	(15)%

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting change is as follows:

	Year Ended		Quarter Ended
	Oct. 1,	Sept. 30,	Oct. 1,	Sept. 30,
	2005	2004	2005	2004
Segment operating income	$4,654	$4,488	$760	$899
Corporate and unallocated shared expenses	(536)	(428)	(157)	(144)
Amortization of intangible assets	(11)	(12)	(3)	(4)
Gain on sale of businesses and restructuring and impairment charges	(6)	(64)	(6)	(5)
Net interest expense	(597)	(617)	(233)	(171)
Equity in the income of investees	483	372	120	72

Income before income taxes, minority interests and the cumulative effect of accounting change	$3,987	$3,739	$481	$647

Depreciation expense is as follows:

	Year Ended		Quarter Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2004	2005	2004
Media Networks	$182	$172	$49	$48
Parks and Resorts
Domestic	756	710	178	170
International(1)	207	95	58	47
Studio Entertainment	26	22	6	8
Consumer Products	25	44	5	6

Segment depreciation expense	1,196	1,043	296	279
Corporate	132	155	34	47

Total depreciation expense	$1,328	$1,198	$330	$326

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s depreciation expense for all periods since the Company began consolidating the results of operations and cash flows of these two businesses beginning April 1, 2004.

The Walt Disney Company
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	October 1,	September 30,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$1,723	$2,042
Receivables	4,585	4,558
Inventories	626	775
Television costs	510	484
Deferred income taxes	749	772
Other current assets	652	738

Total current assets	8,845	9,369

Film and television costs	5,427	5,938
Investments	1,226	1,292
Parks, resorts and other property, at cost
Attractions, buildings and equipment	27,570	25,168
Accumulated depreciation	(12,605)	(11,665)

	14,965	13,503
Projects in progress	874	1,852
Land	1,129	1,127

	16,968	16,482

Intangible assets, net	2,731	2,815
Goodwill	16,974	16,966
Other assets	987	1,040

	$53,158	$53,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,339	$5,623
Current portion of borrowings	2,310	4,093
Unearned royalties and other advances	1,519	1,343

Total current liabilities	9,168	11,059

Borrowings	10,157	9,395
Deferred income taxes	2,430	2,950
Other long-term liabilities	3,945	3,619
Minority interests	1,248	798
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value Authorized — 100 million shares, Issued — none	—	—
Common stock, $.01 par value Authorized — 3.6 billion shares, Issued — 2.2 billion shares at October 1, 2005 and 2.1 billion shares at September 30, 2004	13,288	12,447
Retained earnings	17,775	15,732
Accumulated other comprehensive loss	(572)	(236)

	30,491	27,943

Treasury stock, at cost, 192.8 million shares at October 1, 2005 and 101.6 million shares at September 30, 2004	(4,281)	(1,862)

	26,210	26,081

	$53,158	$53,902

The Walt Disney Company
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended
	October 1,	September 30,
	2005	2004
OPERATING ACTIVITIES
Net income	$2,533	$2,345

Depreciation and amortization	1,339	1,210
Deferred income taxes	(262)	(98)
Equity in the income of investees	(483)	(372)
Cash distributions received from equity investees	402	408
Restructuring and impairment charges	—	52
Write-off of aircraft leveraged lease	101	16
Cumulative effect of accounting change	36	—
Minority interests	177	197
Amortization of film and television production costs	3,243	3,018
Film and television production spending	(2,631)	(2,610)
Amortization of television programming costs	3,668	3,610
Television programming spending	(3,712)	(3,693)
Other, net	213	23
Changes in operating assets and liabilities:
Receivables	(157)	(16)
Inventories	22	(40)
Other current assets	3	(89)
Other noncurrent assets	(88)	(58)
Accounts payable and other accrued liabilities	80	315
Other noncurrent liabilities	(337)	245
Income taxes	122	(93)

Cash provided by operations	4,269	4,370

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,823)	(1,427)
Working capital proceeds from The Disney Store North America sale	100	—
Other	32	(57)

Cash used by investing activities	(1,691)	(1,484)

FINANCING ACTIVITIES
Commercial paper borrowings, net	654	100
Borrowings	422	176
Reduction of borrowings	(1,775)	(2,479)
Repurchases of common stock	(2,420)	(335)
Dividends	(490)	(430)
Equity partner contributions	147	66
Euro Disney equity offering	171	—
Exercise of stock options and other	394	201

Cash used by financing activities	(2,897)	(2,701)

(Decrease) increase in cash and cash equivalents	(319)	185
Cash and cash equivalents due to the initial consolidation of Euro Disney and Hong Kong Disneyland	—	274
Cash and cash equivalents, beginning of period	2,042	1,583

Cash and cash equivalents, end of period	$1,723	$2,042

Table A
The Walt Disney Company
IMPACT OF CERTAIN ITEMS ON EARNINGS PER SHARE
(unaudited, in millions, except per share data)
     The following tables present the impact of certain items included in our Consolidated Statement of Income:

	Fiscal Year 2005
Favorable/(Unfavorable) Impact To	Full Year		Fourth Quarter
	Net Income	EPS	Net Income	EPS
Benefit from the resolution of certain income tax matters	$126	$0.06	$102	$0.05
Benefit from the restructuring of Euro Disney’s borrowings	38	0.02	—	—
Income tax benefit from the repatriation of foreign earnings under the American Jobs Creation Act	32	0.02	32	0.02
Gain on the sale of the Mighty Ducks of Anaheim	16	0.01	—	—
Write-off of investment in Delta Air Lines, Inc. leveraged leases	(68)	(0.03)	(68)	(0.03)
Write-down related to MovieBeam venture	(35)	(0.02)	—	—
Impairment charge for a cable television investment in Latin America	(20)	(0.01)	—	—
Restructuring and impairment charges related to the sale of The Disney Store North America	(20)	(0.01)	(4)	—

Total (1)	$69	$0.03	$62	$0.03

	Fiscal Year 2004
Favorable/(Unfavorable) Impact To	Full Year		Fourth Quarter
	Net Income	EPS	Net Income	EPS
Benefit from the resolution of certain income tax matters	$120	$0.06	$120	$0.06
Restructuring and impairment charges related to the sale of The Disney Store North America	(40)	(0.02)	(3)	—

Total	$80	$0.04	$117	$0.06

(1)	Total EPS impact does not equal the sum of the column due to rounding.

Table B
The Walt Disney Company
OPERATING RESULTS ADJUSTED TO EXCLUDE
THE EFFECT OF THE NEW STOCK OPTION EXPENSE RULE
(unaudited, in millions, except per share data)
     The following table presents operating results for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule compared to operating results for fiscal 2004:

	Year Ended			Quarter Ended
	Oct. 1,	Sept. 30,		Oct. 1,	Sept. 30,
	2005	2004		2005	2004
	(As	(As	Growth	(As	(As	Growth
	Adjusted) (1)	Reported)%		Adjusted) (1)	Reported)%
Segment operating income:
Media Networks
Cable Networks	$2,321	$1,924	21%	$594	$523	14%
Broadcasting	528	245	nm	65	(75)	nm

Total Media Networks	2,849	2,169	31%	659	448	47%

Parks and Resorts	1,220	1,123	9%	321	282	14%
Studio Entertainment	248	662	(63)%	(304)	23	nm
Consumer Products	540	534	1%	137	146	(6)%

	4,857	4,488	8%	813	899	(10)%

Corporate and unallocated shared expenses	(486)	(428)	14%	(144)	(144)	—%
Other	(308)	(518)	(41)%	(172)	(174)	(1)%

Income before income taxes and the cumulative effect of accounting change	4,063	3,542	15%	497	581	(14)%
Income taxes	(1,334)	(1,197)	11%	(40)	(65)	(38)%

Income before the cumulative effect of accounting change	2,729	2,345	16%	457	516	(11)%

Cumulative effect of accounting change	(36)	—	nm	(36)	—	nm

Net income	$2,693	$2,345	15%	$421	$516	(18)%

Diluted EPS before the cumulative effect of accounting change	$1.32	$1.12	18%	$0.23	$0.25	(8)%

Diluted EPS	$1.30	$1.12	16%	$0.21	$0.25	(16)%

(1)	Operating results for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures. See Table C for a reconciliation of these results to the “as reported” results.

Table C
The Walt Disney Company
RECONCILIATION OF “FISCAL 2005 AS REPORTED” TO “FISCAL 2005 AS ADJUSTED
TO EXCLUDE THE EFFECT OF THE NEW STOCK OPTION EXPENSE RULE”
(unaudited, in millions, except per share data)
     The purpose of the following three tables is to reconcile “Fiscal 2005 As Reported” to “Fiscal 2005 As Adjusted To Exclude The Effect Of The New Stock Option Expense Rule.” Table 1 — Fiscal 2005 As Reported, less Table 2 — Stock Option Expense Impact, equals Table 3 — Fiscal 2005 As Adjusted To Exclude The Effect Of The New Stock Option Expense Rule.
     Table 1 presents quarterly and full year operating results for fiscal 2005 reflecting the adoption of SFAS 123R:

Table 1 — Fiscal Year 2005 As Reported					Year Ended
Including Stock Option Expense Impact	Q1	Q2	Q3	Q4	Oct. 1, 2005
Segment operating income:
Media Networks
Cable Networks	$319	$662	$720	$584	$2,285
Broadcasting	125	38	253	48	464

Total Media Networks	444	700	973	632	2,749

Parks and Resorts	249	183	437	309	1,178
Studio Entertainment	323	241	(44)	(313)	207
Consumer Products	226	106	56	132	520

	1,242	1,230	1,422	760	4,654

Corporate and unallocated shared expenses	(124)	(118)	(137)	(157)	(536)
Other	(60)	(41)	(35)	(172)	(308)

Income before income taxes and the cumulative effect of accounting change	1,058	1,071	1,250	431	3,810
Income taxes	(372)	(414)	(439)	(16)	(1,241)

Income before the cumulative effect of accounting change	686	657	811	415	2,569
Cumulative effect of accounting change	—	—	—	(36)	(36)

Net income	$686	$657	$811	$379	$2,533

Diluted EPS before the cumulative effect of accounting change(1)	$0.33	$0.31	$0.39	$0.20	$1.24

Diluted EPS	$0.33	$0.31	$0.39	$0.19	$1.22

(1)	EPS for the year does not equal the sum of the quarters due to rounding.
     Table 2 presents quarterly and full year stock option expense for fiscal 2005:

					Year Ended
Table 2 — Stock Option Expense Impact	Q1	Q2	Q3	Q4	Oct. 1, 2005
Segment operating income:
Media Networks
Cable Networks	$(8)	$(9)	$(9)	$(10)	$(36)
Broadcasting	(15)	(16)	(16)	(17)	(64)

Total Media Networks	(23)	(25)	(25)	(27)	(100)

Parks and Resorts	(9)	(10)	(11)	(12)	(42)
Studio Entertainment	(10)	(12)	(10)	(9)	(41)
Consumer Products	(5)	(5)	(5)	(5)	(20)

	(47)	(52)	(51)	(53)	(203)

Corporate and unallocated shared expenses	(11)	(13)	(13)	(13)	(50)
Other	—	—	—	—	—

Income before income taxes and the cumulative effect of accounting change	(58)	(65)	(64)	(66)	(253)
Income taxes	21	24	24	24	93

Income before the cumulative effect of accounting change	(37)	(41)	(40)	(42)	(160)
Cumulative effect of accounting change	—	—	—	—	—

Net income	$(37)	$(41)	$(40)	$(42)	$(160)

Diluted EPS before the cumulative effect of accounting change	$(0.02)	$(0.02)	$(0.02)	$(0.02)	$(0.08)

Diluted EPS	$(0.02)	$(0.02)	$(0.02)	$(0.02)	$(0.08)

Table C
(continued)
The Walt Disney Company
RECONCILIATION OF “FISCAL 2005 AS REPORTED” TO “FISCAL 2005 AS ADJUSTED
TO EXCLUDE THE EFFECT OF THE NEW STOCK OPTION EXPENSE RULE” (continued)
(unaudited, in millions, except per share data)
     Table 3 presents quarterly and full year operating results for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule:

Table 3 — Fiscal Year 2005 As Adjusted (1)
To Exclude The Effect Of The New Stock Option					Year Ended
Expense Rule	Q1	Q2	Q3	Q4	Oct. 1, 2005
Segment operating income:
Media Networks
Cable Networks	$327	$671	$729	$594	$2,321
Broadcasting	140	54	269	65	528

Total Media Networks	467	725	998	659	2,849

Parks and Resorts	258	193	448	321	1,220
Studio Entertainment	333	253	(34)	(304)	248
Consumer Products	231	111	61	137	540

	1,289	1,282	1,473	813	4,857

Corporate and unallocated shared expenses	(113)	(105)	(124)	(144)	(486)
Other	(60)	(41)	(35)	(172)	(308)

Income before income taxes and the cumulative effect of accounting change	1,116	1,136	1,314	497	4,063
Income taxes	(393)	(438)	(463)	(40)	(1,334)

Income before the cumulative effect of accounting change	723	698	851	457	2,729
Cumulative effect of accounting change	—	—	—	(36)	(36)

Net income	$723	$698	$851	$421	$2,693

Diluted EPS before the cumulative effect of accounting change (2)	$0.35	$0.33	$0.41	$0.23	$1.32

Diluted EPS	$0.35	$0.33	$0.41	$0.21	$1.30

(1)	Operating results for fiscal 2005 adjusted to exclude the effect of the new stock option expense rule is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures.

(2)	Diluted EPS before the cumulative effect of accounting change for the fourth quarter of fiscal 2005 does not equal the sum of diluted EPS from Table 1 and Table 2 due to rounding.

Table D
The Walt Disney Company
MEDIA NETWORKS
(unaudited, in millions)

Fiscal Year	2005	2004
Revenues:
Cable Networks	$7,262	$6,410
Broadcasting	5,945	5,368

	$13,207	$11,778

Segment operating income:
Cable Networks	$2,285	$1,924
Broadcasting	464	245

	$2,749	$2,169

Depreciation expense:
Cable Networks	$80	$70
Broadcasting	102	102

	$182	$172

Fourth Quarter of Fiscal Year	2005	2004
Revenues:
Cable Networks	$1,900	$1,715
Broadcasting	1,452	1,172

	$3,352	$2,887

Segment operating income (loss):
Cable Networks	$584	$523
Broadcasting	48	(75)

	$632	$448

Depreciation expense:
Cable Networks	$22	$21
Broadcasting	27	27

	$49	$48

Table E
The Walt Disney Company
POTENTIAL DILUTION FROM EMPLOYEE OPTIONS
(unaudited)
     Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company’s convertible senior notes. The dilution from employee options increases as the Company’s share price increases, as shown below:

Average	Total		Percentage of	Hypothetical
Disney	In-the-Money	Incremental	Average Shares	Q4 2005
Share Price	Options	Diluted Shares (1)	Outstanding	EPS Impact (3)
$ 25.15	119 million	— (2)	—	$0.000
30.00	161 million	10 million	0.49%	(0.001)
40.00	219 million	37 million	1.80%	(0.004)
50.00	226 million	57 million	2.70%	(0.005)

(1)	Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the assumed proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

(2)	Fully diluted shares outstanding for the quarter ended October 1, 2005 total 2,053 million and include the dilutive impact of in-the-money options at the average share price for the period of $25.15 and assume conversion of the convertible senior notes. At the average share price of $25.15, the dilutive impact of in-the-money options was 13 million shares for the quarter.

(3)	Based upon Q4 2005 income before cumulative effect of accounting change of $415 million or $0.20 diluted earnings per share before cumulative effect of accounting change.

Table F
The Walt Disney Company
CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
(unaudited, in millions)
     The following supplemental worksheet presents the condensed consolidating income statement of the Company for the year and quarter ended October 1, 2005, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland.

	Before Euro	Euro Disney,
	Disney and Hong	Hong Kong
	Kong Disneyland	Disneyland and
Year Ended October 1, 2005	Consolidation(1)	Adjustments	Total
Revenues	$30,557	$1,387	$31,944
Cost and expenses	(26,349)	(1,488)	(27,837)
Gain on sale of businesses and restructuring and impairment charges	(6)	—	(6)
Net interest expense	(587)	(10)	(597)
Equity in the income of investees	441	42	483

Income before income taxes, minority interests and the cumulative effect of accounting change	4,056	(69)	3,987
Income taxes	(1,249)	8	(1,241)
Minority interests	(238)	61	(177)

Income before the cumulative effect of accounting change	2,569	—	2,569
Cumulative effect of accounting change	(36)	—	(36)

Net income	$2,533	$—	$2,533

	Before Euro	Euro Disney,
	Disney and Hong	Hong Kong
	Kong Disneyland	Disneyland and
Quarter Ended October 1, 2005	Consolidation(1)	Adjustments	Total
Revenues	$7,330	$404	$7,734
Cost and expenses	(6,713)	(421)	(7,134)
Gain on sale of businesses and restructuring and impairment charges	(6)	—	(6)
Net interest expense	(210)	(23)	(233)
Equity in the income of investees	103	17	120

Income before income taxes, minority interests and the cumulative effect of accounting change	504	(23)	481
Income taxes	(24)	8	(16)
Minority interests	(65)	15	(50)

Income before the cumulative effect of accounting change	415	—	415
Cumulative effect of accounting change	(36)	—	(36)

Net income	$379	$—	$379

(1)	These amounts include Euro Disney and Hong Kong Disneyland under the equity method of accounting. As such, any royalty and management fee income from these operations is included in Revenues and our share of their net income is included in Equity in the Income of Investees.

Table G
The Walt Disney Company
CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
(unaudited, in millions)
     This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of October 1, 2005.

	Before Euro
	Disney and	Euro Disney,
	Hong Kong	Hong Kong
	Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash and cash equivalents	$1,188	$535	$1,723
Other current assets	6,820	302	7,122

Total current assets	8,008	837	8,845
Investments	2,080	(854)	1,226
Fixed assets	12,533	4,435	16,968
Intangible assets	2,731	—	2,731
Goodwill	16,974	—	16,974
Other assets	6,407	7	6,414

Total assets	$48,733	$4,425	$53,158

Current portion of borrowings	$2,309	$1	$2,310
Other current liabilities	6,184	674	6,858

Total current liabilities	8,493	675	9,168
Borrowings	7,205	2,952	10,157
Deferred income taxes	2,438	(8)	2,430
Other long term liabilities	3,832	113	3,945
Minority interests	555	693	1,248
Shareholders’ equity	26,210	—	26,210

Total liabilities and shareholders’ equity	$48,733	$4,425	$53,158

Table H
The Walt Disney Company
CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
(unaudited, in millions)
     The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the year ended October 1, 2005, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland.

	Before Euro
	Disney and	Euro Disney,
	Hong Kong	Hong Kong
	Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash provided by operations	$4,152	$117	$4,269
Investments in parks, resorts and other property	(1,112)	(711)	(1,823)

Free cash flow	3,040	(594)	2,446
Other investing activities	(38)	170	132
Cash (used) provided by financing activities	(3,544)	647	(2,897)

(Decrease) increase in cash and cash equivalents	(542)	223	(319)
Cash and cash equivalents, beginning of period	1,730	312	2,042

Cash and cash equivalents, end of period	$1,188	$535	$1,723